EXHIBIT 99.1

MGP Ingredients Board Declares Dividend

ATCHISON, Kan., Aug. 26, 2010 (GLOBE NEWSWIRE) -- The Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) today declared a dividend of 5 cents ($0.05) per share on the company's common stock. The dividend is payable on October 6, 2010 to stockholders of record as of September 15, 2010.

"The authorization of a dividend at this time is reflective of MGPI's solid financial footing and the board's confidence in the company's strategic growth initiatives," said Board Chairman John Speirs. "As previously announced, MGPI's earnings performance in fiscal 2010 represented a significant and remarkably rapid positive turnaround compared to the prior fiscal year's net loss. We view this as the start of new era of opportunity and success for the company under a reconfigured business model that focuses on providing high value products to a core group of customers in the branded consumer packaged goods industry. Similar to today's dividend declaration, any future dividends will be determined by the board based on the company's financial results and condition."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan. and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology.  They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) our ability to maintain compliance with all applicable loan agreement covenants (vi), the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480